EXHIBIT 10.21

                       AGREEMENT FOR FOOD SERVICES


This Agreement, made this 20th day of August 1999, by and between CROWN MILFORD LLC, located at 472 Wheelers Farms Road, Milford, CT 06460 (hereinafter referred to as CROWN), and HOST AMERICA CORPORATION, located at Two Broadway, Hamden, CT 06518-2697 (hereinafter referred to as HOST) for the provision of cafeteria, catering, vending and office coffee refreshment food service.


                               WITNESSETH

In consideration of the covenants herein and intending to be legally bound hereby, the parties mutually agree as follows:

CROWN hereby grants to HOST, the exclusive right to operate the dining, catering, vending services and office coffee services at or upon CROWN premises. HOST will install vending machines as shall be mutually agreed upon, and will keep such equipment and machines adequately serviced and supplied with appropriate merchandise of good quality.


LOCATION OF EQUIPMENT: The location of all manual and vending equipment and other facilities to be supplied by HOST shall be mutually agreed upon. Any moves of HOST vending or other equipment necessitated by growth or building rearrangements by CROWN will be performed by HOST under conditions to be mutually agreed upon as the occasion arises. HOST shall make no alterations in the Premises unless authorized by CROWN in writing.


OWNERSHIP OF EQUIPMENT: CROWN will furnish to HOST, without charge, food preparation and cafeteria areas, adequate toilet facilities, dining room furniture and food storage areas, which shall be used in connection with the food service. Any miscellaneous cafeteria equipment and any other equipment supplemental to the services that have been supplied by HOST shall remain HOST property at all times. CROWN will take reasonable precautions to protect said equipment from damage and will permit

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HOST to remove them upon termination of this Agreement or upon termination of any renewal thereof.


MAINTENANCE AND EQUIPMENT: The division of responsibility between CROWN and HOST is hereafter provided.

CROWN will be responsible for:

a) cleaning of the dining area floors, for the day-to-day cleaning of the dining area, and for the cleanliness of walls, ceilings, windows and light fixtures;

b) furnishing a dumpster for the disposal of trash and garbage from the dining center;

c) furnishing exterminator services, semiannual cleaning of hoods, ducts and filters; and

d) furnishing maintenance services if and when required for the proper maintenance and repairs of said premises, fixtures, furniture and equipment and replacing equipment as is mutually agreed to be necessary, except in those cases where the necessity for replacement is caused through the negligence of HOST employees.

As a cost of operation, HOST will be responsible for:

a) keeping said premises, furniture, fixtures and manual food service equipment and vending machines in a clean and sanitary condition in accordance with recognized standards for such equipment and in accordance with all laws, ordinances, regulations and rules of federal, state and local authorities;

b)    routine cleaning of the kitchen, cold storage areas and counter areas;

c) laundry service for kitchen linens (uniforms, kitchen cleaning cloths, etc.)

d)    purchasing of all food and supplies at normal wholesale or trade prices:

e)     routine daily cleaning for the dining room tables and chairs.

f)     monthly electricity and gas utilities not to exceed $78,600 per year.

g)     repairing vending machines;

h)     replacing vending equipment as required; and

i) removal of trash and garbage from the dining center and disposal into the assigned dumpster.

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MENUS:  HOST will post menus, complete with prices, and all menus will be nutritionally acceptable.


CATERING: HOST, on request, and with reasonable notice, will cater special functions for CROWN and tenants of Corporate Campus I, at prices and terms that are mutually acceptable to both parties. In the event a tenant is delinquent in payment of an invoice, CROWN will assist HOST in obtaining payment of said invoice from tenant.


LICENSES AND PERMITS: HOST shall obtain, as a cost of operation, prior to commencing operations at CROWN premises, all necessary permits, licenses
and other approvals required by law for its operation hereunder.   HOST
expects to begin operation on Monday, October 4, 1999. CROWN agrees to cooperate with HOST and execute such documents as shall be reasonably necessary or appropriate to obtain said permits, licenses and approvals.


UTILITIES: CROWN shall, at its expense, provide and maintain HOST with necessary and sufficient refrigeration, freezer space, heat, light, water, gas, electricity, and an extension telephone, with the availability for a computer modem, for the operations of the dining food service. HOST, as part of its cost of operation, will pay monthly utility bills including electricity and gas in an amount not to exceed $78,600 per year.


RECORDS: HOST will at all times maintain an accurate record of all merchandise inventories and sales in connection with the operation of the manual food service. All such records shall be kept on file by HOST for a period of three years, and HOST shall give CROWN and its agents the privilege, at any reasonable time, of auditing its records. All sales, for the purpose of this Agreement, are defined as cash collections less applicable federal, state and local taxes HOST has the sole responsibility to collect, report and pay to the respective taxing authorities.

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INSURANCE:  During the term of this Agreement, HOST will obtain and keep in force Comprehensive Insurance including Public Liability and Product Liability insurance with limits of $2,000,000.00 per occurrence and $2,000,000.00 aggregate combined single limit for bodily injury and property damage. Workers' Compensation insurance will be provided in line with statutory limits.


BINDING EFFECT: This Agreement will be binding upon will inure to the benefit of the parties hereto and their respective successors, assigns ands representatives.


INDEMNIFICATION: HOST will indemnify and hold CROWN, its employees, guests, and tenants, harmless from any loss damage or liability arising directly or indirectly from HOST operations under this Agreement, including operation of the equipment and acts of omission, commission or negligence of HOST employees, contractors or agents when engaged in operations under this Agreement.

PERSONNEL POLICIES: All food service employees will be on HOST payroll. All persons employed by HOST at the CROWN premises shall be in uniform at all times. HOST employees shall comply with the rules and regulations at all times promulgated by CROWN for the safe, orderly and efficient conduct of all activities being carried out while on CROWN premises. HOST shall not retain at the premises any employee not acceptable to CROWN for any
reason.   If CROWN objects to the continued employment of any HOST
employee, it shall notify HOST in writing, stating the reason for its objections. CROWN will allow employees and agents of HOST access to service areas and equipment at all reasonable times. HOST, in performing work by this Agreement, shall not discriminate against any employee or applicant for employment because of race, color, creed, national origin, age, sex or disability. HOST employment policies meet the requirements of the Fair Labor Standards Act and all other regulations required by the State of Connecticut Department of Labor. HOST is an equal opportunity employer.

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ACCOUNTING:  HOST'S keeps records on a monthly accounting period, with each period ending on the last Friday of the month. Any statement rendered is due and payable within 30 days after receipt. All statements shall include relevant backup for CROWN'S approval. A two (2%) percent discount will be granted if the invoice is paid within 10 days of receipt. Accounts, which
are more than 30 days in arrears, are subject to late charges.   Interest
will be added at the rate of 1.5% per month on past due accounts.


FINANCIAL CONSIDERATION: CROWN agrees to reimburse HOST in accordance with the attached Financial Addendum A. HOST shall be responsible for all costs of operation of the food services described herein, and wages, salaries and benefits of its employees engaged to provide such services. In addition, HOST shall charge any applicable sales tax to all that purchase food from HOST, and shall be responsible for remittance of such taxes to the proper authorities.


PRE-OPENING EXPENSE: CROWN will reimburse HOST for pre-opening expenses related to the CROWN facility only, including the cost of additional labor, and set-up charges as described in Addendum B.


ADJUSTMENT OF FINANCIAL ARRANGEMENT: In the event of material cost changes (whether taxes, labor, merchandise or equipment), it is understood that commensurate adjustments in selling prices or other financial arrangements between HOST and CROWN shall be agreed upon and effected by appropriate officials of the parties. All obligations hereunder are subject to federal, state and local regulations. In the event the building or said premises, or any of them in which HOST equipment and machines are located, are partially or completely damaged by fire, the elements, the public enemy, or any other casualty, and if HOST is prevented from operating hereunder because of such damage or because of riots, labor troubles or disturbances, the same shall not be considered as a default under the provisions of this Agreement.

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CONFIDENTIAL INFORMATION: Certain proprietary materials including recipes, signage, surveys, management procedures, and similar information regularly used in HOST'S operations shall be confidential information. CROWN will not disclose any confidential information, directly or indirectly, during or after the term of Agreement. CROWN will not photocopy or otherwise duplicate any such materials without HOST'S written consent. All confidential information will remain HOST'S exclusive property and will be returned to HOST immediately upon termination of this Agreement.


COMMENCEMENT AND TERMINATION: This Agreement shall become effective on or about Monday, October 4, 1999, and shall remain in force for eight (8) years unless terminated as herein provided. Either party man cancel this agreement for any reason whatsoever with 30 days written notice. The foregoing rights of termination are in addition to any and all other rights available under the law or in equity. Any notice to be given hereunder shall, if to HOST, be sent to Geoffrey Ramsey, President, Host America Corporation, Two Broadway, Hamden, CT 06518-2697, by registered mail; and, if to CROWN, be sent to, Robert M. White Property Manager, Crown Milford, LLC, 472 Wheelers Farms Road, Milford, CT 06460 by registered mail.



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STATE LAW DEFINITION: The provisions of this Agreement shall be construed under the laws of the State of Connecticut.

In witness whereof, the parties have executed this Agreement as of the date first above written.

ATTEST:                             Crown Milford LLC


______________________             By_____________________________
                                   Crown  Milford Associates Limited
                                   Partnership, G. P.
                                   Crown Milford Realty Corp., G.P.
                                   Davar Rad, Presdent
                                   duly authorized


ATTEST:                            Host America Corporation


______________________             By_____________________________
                                   Geoffrey Ramsey
                                   President,
                                   duly authorized









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